EXHIBIT 99.1

America’s Car-Mart, Inc. Announces Appointment of Chief Operating Officer

ROGERS, Ark., Sept. 24, 2024 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (Car-Mart), one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market, announced today the appointment of Jamie Fischer as Chief Operating Officer (COO), effective October 7th, 2024. She will oversee dealership operations and related support functions including inventory management and marketing.

Jamie joins the company from DriveTime, where she has grown her career since 2012. Most recently she served as Head of Operations with responsibility for 149 dealerships and more than 15 reconditioning centers. She holds a bachelor’s degree in management and organizational leadership from St. Petersburg College and a Master of Science from the University of Alabama in Human Environmental Sciences. With over 20 years of experience in the auto retail industry, she brings a wealth of knowledge in operations, leadership development, and customer-centric service.

Douglas Campbell, CEO of Car-Mart, expressed his enthusiasm for Jamie’s arrival, “We are thrilled to welcome Jamie Fischer to our executive team. On our last earnings call I spoke about the importance of talent and rounding out the executive team. She has a breadth of experience and has led operations on a large scale. Jamie’s achievements in her career are impressive, and her breadth of experience in operations and inventory management will accelerate our progress on current and future initiatives.”

Jamie Fischer shared her excitement about joining Car-Mart, “I am truly honored to join America’s Car-Mart, Inc., a company with a long-standing commitment to delivering value and exceptional service. I look forward to collaborating with the team to build on the company’s strong foundation and leverage my experience to advance our success. I’m excited to engage with the community and contribute to the company’s mission. Together, we will achieve our purpose in keeping our customers on the road.”

About America’s Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in 12 states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Contact for Information

Vickie Judy, CFO
479-464-9944
Investor_relations@car-mart.com